UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2020

SELECTA BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37798	26-1622110
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

65 Grove Street

Watertown, MA 02472

(Address of principal executive offices) (Zip Code)

(617) 923-1400

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock (Par Value $0.0001)	SELB	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02.           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 19, 2020, Stephen Smolinski notified Selecta Biosciences, Inc. (the “Company”) of his intention to resign as the Company’s Chief Commercial Officer. Mr. Smolinski’s resignation of employment will be effective August 18, 2020, or such earlier date as selected by the Company (the actual date of Mr. Smolinski’s separation of employment, the “Smolinski Separation Date”).

In connection with his resignation, the Company entered into a transition agreement and release with Mr. Smolinski (the “Smolinski Transition Agreement”) under which, if Mr. Smolinski remains continuously employed by the Company through August 18, 2020 or the Company terminates Mr. Smolinski’s employment on or prior to August 18, 2020 for reasons other than “cause” (as defined in Mr. Smolinski’s employment agreement with the Company) or Mr. Smolinski’s material breach of the Smolinski Transition Agreement, then, subject to Mr. Smolinski’s continued compliance with certain restrictive covenants and execution of a general release of claims, Mr. Smolinski will be entitled to receive (i) continued payment of his annual base salary for the 12-month period following the Smolinski Separation Date, (ii) a pro-rata portion of his annual bonus for 2020 based on actual performance for the year, (iii) direct payment of, or reimbursement for, continued medical, dental and/or vision coverage pursuant to COBRA until December 31, 2021 or, if earlier, the date that Mr. Smolinski is no longer eligible for COBRA or the date Mr. Smolinski becomes eligible for medical, dental or vision coverage from a subsequent employer, and (iv) extension of the right to exercise any vested stock options until the date that is two years following the Smolinski Separation Date. Notwithstanding the foregoing, if Mr. Smolinski at any time accepts an offer of employment from a specified biopharmaceutical company or any of its affiliates, Mr. Smolinski will not be entitled to receive any further severance payments or benefits described in clauses (i), (ii) and (iii) of the foregoing sentence and the Company may immediately cease paying or providing such severance payments and benefits.

If the Smolinski Separation Date occurs prior to August 18, 2020, Mr. Smolinski will be entitled to the base salary he would have earned during the period commencing on the Smolinski Separation Date and ending on August 18, 2020.

Additionally, on June 19, 2020, Elona Kogan notified the Company of her intention to resign as the Company’s General Counsel and Secretary. Ms. Kogan’s resignation of employment will be effective August 18, 2020, or such earlier date as selected by the Company (the actual date of Ms. Kogan’s separation of employment, the “Kogan Separation Date”).

In connection with her resignation, the Company entered into a transition agreement and release with Ms. Kogan (the “Kogan Transition Agreement”) under which, if Ms. Kogan remains continuously employed by the Company through August 18, 2020 or the Company terminates Ms. Kogan’s employment on or prior to August 18, 2020 for reasons other than “cause” (as defined in Ms. Kogan’s employment agreement with the Company) or Ms. Kogan’s material breach of the Kogan Transition Agreement, then, subject to Ms. Kogan’s continued compliance with certain restrictive covenants and execution of a general release of claims (the “Release”), Ms. Kogan will be entitled to receive (i) continued payment of her annual base salary for the 12-month period following the Kogan Separation Date, (ii) a pro-rata portion of her annual bonus for 2020 based on actual performance for the year, (iii) direct payment of, or reimbursement for, continued medical, dental and/or vision coverage pursuant to COBRA until December 31, 2021 or, if earlier, the date that Ms. Kogan is no longer eligible for COBRA or the date Ms. Kogan becomes eligible for medical, dental or vision coverage from a subsequent employer, (iv) extension of the right to exercise any vested stock options until the date that is two year following the Kogan Separation Date and (v) continued eligibility to vest in her outstanding performance-based restricted stock units if the performance conditions are satisfied in accordance with the terms of the documents governing such performance-based restricted stock units.

If the Kogan Separation Date occurs prior to August 18, 2020, Ms. Kogan will be entitled to the base salary she would have earned during the period commencing on the Kogan Separation Date and ending on August 18, 2020.

The Kogan Transition Agreement includes a 12-month post-employment non-competition covenant that will become effective on the effective date of the Release.

The foregoing descriptions of the Smolinski Transition Agreement and the Kogan Transition Agreement are qualified in their entirety by reference to the full text of the Smolinski Transition Agreement and the Kogan Transition Agreement, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this report and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Transition Agreement and Release, dated June 25, 2020, between Selecta Biosciences, Inc. and Stephen Smolinski

10.2	Transition Agreement and Release, dated June 25, 2020, between Selecta Biosciences, Inc. and Elona Kogan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SELECTA BIOSCIENCES, INC.

Date: June 25, 2020	By:	/s/ Carsten Brunn, Ph.D.
Carsten Brunn, Ph.D.
President and Chief Executive Officer